EXHIBIT 10.14

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN

OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CONTRACT LABOR AGREEMENT

Contract Labor Agreement ("Agreement") between **VT San Antonio Aerospace, Inc.** ("The Company"), a **Texas** corporation with its principal place of business in **San Antonio, Texas,** and **Job Aire Group, Inc.** ("Contractor"), an **Arizona** corporation with its principal place of business in **Tucson, Arizona**.

This Agreement includes the following *General Terms & Conditions* and any Addenda attached to this Agreement and signed by the authorized representatives of The Company and Contractor.

GENERAL TERMS & CONDITIONS.

1. **Term of Agreement.** The term of this Agreement will begin on **April 16, 2017** and will continue unless terminated by either party as provided under paragraph 19 of this Agreement.

2. **Purpose of Agreement.** The Company is an aircraft maintenance, repair, and overhaul station certified by the Federal Aviation Administration ("FAA") to perform aircraft maintenance, repair, modification and overhaul work on passenger, cargo and VIP aircraft for commercial airlines and VIP operators ("aircraft work"). Contractor is engaged in the business of providing qualified temporary contract workers to perform aircraft work for companies in the aircraft repair industry ("Contractor's business"). The purpose of this Agreement is to define the terms and conditions for Contractor to provide qualified temporary contract workers to The Company ("contract workers").

3. **Contractor's Business and Compliance with Laws.** Contractor warrants that Contractor is and during the term of this Agreement will continue to be in full compliance with all federal, state and local laws and regulations applicable to Contractor's business. Contractor warrants that Contractor is qualified to engage in Contractor's business in the State of Texas, and that Contractor has obtained and will maintain all permits and licenses required for Contractor to engage in Contractor's business.

4. **Contractor's Obligation to Provide Contract Workers.** Contractor shall make available for assignment to The Company the maximum number of contract workers possessing the skills and qualifications established by The Company as provided in **Addendum No. 001.** Contractor shall provide to The Company the number of contract workers requested by The Company in writing from time to time based on The Company's current or forecasted requirements, up to the maximum number of contract workers required under **Addendum No. 001.** If Contractor fails to provide the number of contract workers requested by The Company on a repeated basis or on a continuous basis for ten (10) days or more, Contractor shall be in default and The Company may terminate this Agreement as provided under paragraph 19.

Initial: The Company ______

Contractor ______

5. Contract Workers Qualifications, Pre-Assignment Screening, Approval and Release.

(a) Assignment and Selection. Upon written request for contract workers from The Company, Contractor shall submit for The Company's approval the names, qualifications, skill level, and a current resume for each contract worker proposed for assignment to The Company. Contractor warrants the accuracy of each contract worker's qualifications, skill level and resume. The Company has the right to reject any contract worker proposed by Contractor based solely on The Company's evaluation of the contractor's skill and ability to perform aircraft work for The Company. Contractor shall conduct pre-assignment screening of all contract workers before a contract worker is assigned to The Company. The pre-assignment screening shall include: a background and criminal records check; a skills test to confirm the worker's skill level to perform the aircraft work required by The Company; a drug screen in compliance with FAA regulations; a certification that Contractor has complied with all obligations under State or Federal immigration laws, including verification of each contract worker's identity and eligibility to work in the United States and, if required by applicable law, e-verification of each contract worker.

(b) Release of Contract Workers. If at any time during a contract worker's assignment to The Company, The Company in its sole discretion, determines that the contract worker does not meet The Company's required qualifications, is not satisfactorily performing the assigned aircraft work or has engaged in conduct that The Company deems unacceptable, The Company may release the contract worker to Contractor and the Contractor shall immediately withdraw the contract worker. In that event, The Company will pay Contractor the fee established under this Agreement for the time worked by the contract worker before his or her release, subject to the following ***Contractor Guarantee.*** Contractor "unconditionally guarantees" each contract worker assigned to The Company for the first 48 *work hours* the contract worker is assigned to perform aircraft work at The Company. The Company shall not be billed and shall not be liable for any payment to either Contractor or to the contract worker for any contract worker deemed unacceptable and released by The Company in its sole discretion during the first 48 *work hours*. The 48 work hours shall begin with the first hour a contract worker is assigned and required to attend orientation at The Company.

6. Contractor's Obligations for Contract Workers.

(a) Contractor's Obligations. All contract workers assigned by Contractor to perform aircraft work for The Company under this Agreement are the employees of Contractor, *not* the employees of The Company. Neither Contractor nor any contract worker shall represent to any person that any contract worker is the direct

employee of The Company. In providing contract workers to The Company, Contractor warrants that Contractor is an *independent contractor* and that Contractor is solely responsible for: (i) hiring, disciplining, terminating and making all employment decisions affecting contract workers terms and conditions of employment (this provision does not limit The Company's right to release a contract worker to Contractor for any reason The Company deems sufficient); and (ii) paying contract worker's wages and any other form of compensation or expense reimbursement and providing employee benefits to contract workers, including any employee benefits required by law. Contractor warrants that Contractor will at all times during the term of this Agreement comply fully with all federal, state and local laws, ordinances and regulations applicable to Contractor's employment and compensation of contract workers, *including but not limited to*: payroll withholding for contract workers' state and federal income taxes and Federal Insurance Contributions Act or FICA contributions; payment of Contractor's employer FICA contributions and Federal Unemployment Tax Act or "FUTA" taxes and state unemployment compensation taxes; the payment of a *per diem* allowance to contract workers, *if any,* in full compliance with the Internal Revenue Code and the Fair Labor Standards Act ("FLSA"); the payment of minimum wage and overtime pay under the FLSA, including the proper determination of each contract workers' regular hourly rate of pay and overtime rate of pay under the FLSA; state and federal immigration laws, including the verification of each contract workers identity and eligibility to work in the United States and the completion and retention of Department of Homeland Security I-9 forms; any state or federal unemployment compensation and workers compensation laws. Contractor shall maintain and enforce an FAA-approved drug and alcohol testing program and shall provide The Company with a certification letter from the FAA to verify compliance with FAA regulations. Contractor will coordinate with The Company to conduct any random, post-accident and reasonable suspicion drug and alcohol testing of contract workers assigned to The Company. Contractor warrants that Contractor is an Equal Employment Opportunity employer and that Contractor complies with all state and federal non-discrimination laws and regulations applicable to Contractor's employment of contract workers. Contractor shall maintain, implement, disseminate and enforce a non-discrimination policy prohibiting unlawful discrimination and harassment and providing a complaint procedure for contract workers to report an alleged discrimination or harassment. If appropriate, Contractor shall take prompt and effective corrective action in response to any such complaints. Contractor shall immediately notify The Company in writing if any contract worker reports to Contractor any alleged unlawful discrimination or harassment allegedly committed by The Company or any The Company's supervisor or employee.

(b) **The Company Disclaimer.** Contract workers shall *not* be eligible to receive any of the following from The Company: (i) wages or any other form of compensation

Initial: The Company ______

Contractor ______

or employee benefits offered by The Company to The Company's employees; (ii) unemployment compensation benefits under applicable unemployment compensation laws. Contract workers shall not be deemed to be third-party beneficiaries of this Agreement for any purpose.

(c) **Contractor's Obligations for Employee Benefits.** Contractor shall be solely responsible for compliance with all state and federal laws applicable to the reporting, sponsoring, filing and maintaining employee benefits and welfare plans for contract workers. Contractor shall Offer each contract worker and his or her eligible Dependents Group Health Coverage and as provided under this subparagraph.

(1) "Group Health Coverage" means minimum essential coverage (as defined in 26 C.F.R. §54.4980H-1(a)(27)) that has minimum value (as defined in 26 C.F.R. §54.4980H-1(a)(28)) and is affordable (as defined in 26 C.F.R. §54.4980H-5(e)(2)(iii) (rate of pay safe harbor) *or* -5(e)(2)(iv)) (poverty level safe harbor)). Such Group Health Coverage shall comply with all applicable laws (including but not limited to ERISA, COBRA, HIPAA, etc.).

(2) "Offer" means an offer of Group Health Coverage as defined in 26 C.F.R. 26 C.F.R. §54.4980H-5(b).

(3) "Dependents" is defined in 26 C.F.R. §54.4980H-1(a)(12).

(4) Such Offer of Group Health Coverage to the contract worker and his dependents shall be made effective no later than:

(A) The later (i) of the 90th calendar day after the first day the contract worker is first assigned to perform work for The Company as a New Worker or (ii) the first day of the month following the date the contract worker is again assigned to perform work for The Company (directly, through Contractor, or through another staffing company), and

(B) as of each subsequent January 1.

For this purpose a contract worker will be considered a New Worker if the contract worker did not perform or was not credited with any service for The Company (directly, through Contractor, or through another staffing company) for a period of at least 13 consecutive weeks.

(5) The Group Health Coverage Offer requirements in this paragraph shall be interpreted in a manner so as to avoid any liability to The Company under Internal Revenue Code section 4980H.

(6) Contractor shall indemnify and defend The Company for all taxes, penalties, and other damages The Company suffers (including reasonable attorney's fees and costs) because of Contractor's breach of Contractor's obligations of this paragraph 6(c).

(7) No later than the third business day after the end of each month, Contractor shall provide Company with an invoice showing the information set forth in

Initial: The Company ______

Contractor ______

Exhibit "A" with respect to *each* contract worker that Contractor furnished to Company during that month.

7. Contractor's Obligation to Supervise Contract Workers in Compliance with The Company Policies.

(a) Contractor's Contract Coordinator. Contractor shall provide a Coordinator for overall monitoring and supervision of contract workers provided to The Company. The Coordinator shall be responsible for providing reports reasonably requested by The Company to confirm contract workers' work hours and leave time. The Coordinator shall be responsible for monitoring and verifying billable work hours worked by contract workers. Coordinator also shall be responsible for coordinating with The Company on conducting FAA-mandated random, post-on-the-job accident and reasonable suspicion drug and alcohol testing of contract workers. Because efficient performance of the aircraft work requires consistent application of personnel policies and procedures, Contractor's Coordinator will require contract workers to comply with all established The Company personnel policies and procedures and, upon request, Coordinator shall take the necessary steps required to implement any employment action requested by The Company, including The Company's decision to release a contract worker back to Contractor for any reason The Company deems sufficient. The Company has the right to review the performance of aircraft work performed by contract workers and to direct and monitor contract workers job performance to the extent necessary to perform the aircraft work in an efficient and acceptable manner in compliance with all applicable FAA regulations and directives and all The Company and aircraft customer requirements. Contractor's Coordinator shall instruct all contract workers to report immediately any potentially unsafe condition or act to The Company supervision and to the Coordinator. Contractor shall adopt and implement safety rules and procedures consistent with those established by The Company, which shall apply to all contract workers performing work at The Company's facility, and the Coordinator shall monitor contract workers' compliance.

(b) Uniforms. Solely for the purposes of security and the proper and efficient direction and monitoring of contract workers, Contractor will comply with any uniform or wearing apparel requirements established by The Company for contract workers. Contractor shall be solely responsible for implementing these requirements and for the payment to The Company of the cost of providing The Company uniform t-shirts or other apparel to contract workers.

8. Worker's Compensation and The Company Status as "Statutory/Special Employer." The work performed by contract workers under this Agreement is an integral part of the aircraft work The Company performs for its customers. To ensure the safe and efficient performance of aircraft work is in compliance with all

Initial: The Company ______

Contractor ______

FAA, The Company and aircraft customer requirements, The Company's supervisory personnel retain the right to direct the work performed by contract workers assigned to The Company, including control over the manner and details of the work to be performed by contract workers. *For the purpose of worker's compensation laws only*, The Company shall be a "*statutory employer*" or "*special employer*" of each contract worker assigned to The Company, and each contract worker shall be deemed a "*loaned servant*" or "*borrowed servant*" for the purpose of applicable state or federal worker's compensation laws. Contractor's worker's compensation insurance coverage for contract workers shall be primary to any worker's compensation insurance coverage maintained by The Company covering The Company's direct employees.

9. Non-Solicitation of Contractor Workers/The Company Employees.

(a) Solicitation During the Term. Except as otherwise provided in this paragraph, neither Contractor nor The Company shall solicit for employment, offer employment to or hire the other's employees without the direct employer's written consent. ***Provided***, after a contract worker has worked for ninety (90) calendar days at The Company, The Company may offer employment to such contract worker without Contractor's consent and without any obligation to make any payment to Contractor.

(b) Solicitation Upon Termination of Agreement. If The Company or Contractor terminate this Agreement with thirty (30) days prior written notice as provided under paragraph 19 of this Agreement, The Company will not offer employment to or hire contract workers as The Company's employees and will not allow contract workers to accept an assignment to The Company as a contract worker from another contract labor company during the thirty (30) day notice period without written consent of Contractor. After the thirty (30) day notice period, The Company may hire the former contract workers as The Company's employees or may accept contract workers as contract workers through another contract labor company. If The Company terminates this Agreement for Contractor's default as provided under paragraph 18 of this Agreement, Contractor shall be deemed to have *waived* the 30-day period and The Company may hire contract workers as the company's employees or may accept contract workers as contract workers through another contract labor company at any time after the effective date of termination. The Company shall have no obligation to make any payment to Contractor if The Company hires or retains contract workers after the termination of this Agreement as provided in this paragraph.

10. Contractor's Fee (Billing Rates). The Company will pay a contract fee to Contractor based on the billing rates in **Addendum <u>001</u>** for each hour worked by contract workers during the established seven (7) day work week. Hours worked include all time a contract

worker is at his or her assigned work location and clocked-in to an assigned job. Contract workers shall comply with The Company's job clock-in procedures. The hourly billing rates in **Addendum 001** apply *regardless whether* the hours worked by contract worker are worked on a holiday. Contractor shall be solely responsible for complying with the Fair Labor Standards Act, including computing each contract worker's regularly hourly rate and the payment of overtime pay at the rate of 1-1/2 times the contract worker's regular hourly rate for all hours worked in excess of forty (40) hours in any established seven (7) day work week. The Company's sole obligation shall be the payment of the contract fee as provided under this Agreement. The Company shall pay the contract fee within forty-five (45) days after Contractor delivers to The Company written verification of the total contract fee due, which shall include the total hours worked and the billing rate for each contract worker.

11. **Identification Badges.** The Company will cooperate with and assist Contractor to obtain any required Airport Authority Identification Badge for each contract worker assigned to The Company. The Company will provide each contract worker an encoded The Company Identification Badge that will enable the contract worker to obtain authorized access to The Company's secured facility and to maintain an accurate record of the contract worker's dates and work hours in the facility. Contractor's Coordinator shall instruct contract workers on the proper use of The Company ID badge and monitor compliance with contract worker's authorized use of the ID Badge. The cost of any lost, replaced or unreturned badges will be charged to Contractor at Then-current rate for an Airport Authority Badge and $125.00 for a The Company ID Badge.

12. **Required Contractor Insurance.** In its own name and at its own expense, Contractor shall obtain and maintain in effect during the term of this Agreement the following insurance coverages through insurers approved in writing by The Company:

(a) Workers' Compensation and Employer's Liability Insurance with limits of liability under the Employer's Liability portion of not less than $1,000,000 covering all contract workers assigned to The Company under this Agreement.

(b) Comprehensive General Liability Insurance, including Contractual and Indemnity Liability Insurance, Contractor's Protective Liability and Broad Form Property Damage Insurance, with a limit of liability of not less than $1,000,000 for each occurrence, (in the case of an occurrence involving bodily injury and property damage, the limit of liability shall be for combined bodily injury and property damage). These coverages shall include contractual liability and indemnity coverage for Contractor's obligations under this Agreement, including Contractor's "Indemnity Obligation" under paragraph 13 of this Agreement. Any Combined Single Limit Exclusions for explosion, collapse and underground property (X, C and U) shall be deleted.

Initial: The Company ______

Contractor ______

(c) Automobile Liability Insurance with an Employer's Non-Ownership Liability Endorsement, with not less than $1,000,000 per occurrence Combined Single Limit.

The insurance coverages described in subparagraphs 12 (b) and (c) above shall name The Company as an additional insured and shall afford The Company with primary coverage, irrespective of any other insurance coverages maintained by The Company or by Contractor, and Contractor's self-insured retention under subparagraphs (b) or (c) above shall not exceed $100,000. Contractor shall be responsible for maintaining insurance covering Contractor's property in The Company's facility and shall be solely responsible for damage to or loss of such property from *any cause*, including the alleged negligence or gross negligence of The Company or its employees. Contractor waives and shall cause its insurers to waive all liens and all rights of subrogation against The Company. Before Contractor assigns any contract workers to The Company under this Agreement, Contractor shall deliver to The Company's Director of Finance for approval, two *Certificates* evidencing the insurance coverages required under this Agreement.

13. Indemnity Obligations.

(a) To the extent permitted by law, CONTRACTOR will defend, indemnify, and hold COMPANY and its parent, subsidiaries, directors, officers, agents, representatives, and employees harmless from all claims, losses, and liabilities (including reasonable attorneys' fees) to the extent caused by CONTRACTOR'S breach of this Agreement; its failure to discharge its duties and responsibilities set forth in paragraph 1; or the negligence, gross negligence, or willful misconduct of CONTRACTOR or CONTRACTOR'S officers, employees, or authorized agents in the discharge of those duties and responsibilities.

(b) To the extent permitted by law, COMPANY will defend, indemnify, and hold CONTRACTOR and its parent, subsidiaries, directors, officers, agents, representatives, and employees harmless from all claims, losses, and liabilities (including reasonable attorneys' fees) to the extent caused by COMPANY'S breach of this Agreement; its failure to discharge its duties and responsibilities set forth in paragraph 2; or the negligence, gross negligence, or willful misconduct of COMPANY or COMPANY'S officers, employees, or authorized agents in the discharge of those duties and responsibilities.

(c) Notice of Indemnification. The Company shall provide written notice to Contractor of any claim against The Company that potentially is subject to this indemnity provision within ten (10) days after The Company receives *actual notice* of such claim.

Initial: The Company ______

Contractor ______

14. Notice. When this Agreement requires a party to give, provide or deliver (collectively "deliver") any written notice, statement, invoice, report or other document ("document") to the other party, such document shall be deemed to be delivered if hand delivered, or if delivered by U.S. certified mail, return receipt requested evidenced by a signed return receipt, or if delivered by e-mail with confirmed delivery to the following addresses:

To: **VT San Antonio Aerospace, Inc.**
Attn: Ms. Kathleen Flores
Director, Human Resources
9800 John Saunders Road,
San Antonio, TX 78216
Email: [redacted]

To: **Job Aire Group, Inc.**
Attn: Mr. William Tiley
CEO
11125 N. La Canada Dr. Suite 161
Tucson, AZ 85737
Email: [redacted]

Either party may change its address by delivering written notice of a new address to the other party at the address stated above.

15. Contract Worker Tools. All contract workers assigned to The Company are required to report for work with their personally-owned complement of tools commensurate with their assigned specialty and skill level classification. The Company will provide only unique and special tools specified or required for specific aircraft work on a particular aircraft to which a contract worker is assigned by The Company. Contractor is responsible and will be charged for the replacement cost of any The Company tools checked-out by contract workers and not properly returned to The Company under The Company's established procedures.

16. Severability of Agreement Provisions. The provisions of this Agreement are severable. If any provision in this Agreement is held to be unenforceable by a judicial or governmental body with jurisdiction to make such determination, the remaining provisions of this Agreement will continue in effect. The failure of The Company to enforce any provision of this Agreement or to sue for breach at the time the breach occurs is not a waiver of such provision and The Company shall not be estopped from suing for breach or to enforce the Agreement at a later time.

Initial: The Company ______

Contractor ______

17. **Audits of Contractor's Performance.** The Company shall be entitled to audit Contractor records relevant to the performance of Contractor's obligations under this Agreement, and Contractor shall make such records available to The Company upon delivery of a written request for such records. Any such audit shall *not* affect Contractor's obligation to perform fully this Agreement.

18. **Contractor Default.** Contractor will be deemed to be in default under this Agreement if Contractor breaches any material obligations under this Agreement, including but not limited to Contractor's failure to provide the minimum number of contract workers to The Company specified in **Addendum No. 001.** The Company shall deliver written notice of default to Contractor. The notice shall reasonably describe Contractor's breach of this Agreement and the action required by Contractor to remedy such breach. If Contractor fails to remedy the breach within ten (10) days after The Company delivers the written notice, this Agreement may be terminated by The Company immediately by giving written notice of termination to Contractor. If The Company terminates this Agreement for Contractor's default, The Company shall have the right to hire contract workers as The Company's employees or to retain Contractor's contract workers through another contract labor company without Contractor's consent and without incurring any obligation to Contractor, including any obligation to pay any fee, expense or damages of any kind. If this Agreement is terminated for Contractor's default, Contractor shall not restrict or interfere with contract workers seeking and accepting employment with The Company or another contract labor company or accepting assignment to The Company by another contract labor company.

19. **Termination of Agreement.** This Agreement may be terminated by either party *for any reason* by delivering written notice or termination to the other party at least thirty (30) days before the effective date of termination. The Company may terminate this Agreement if Contractor is in *default* as provided under paragraph 18 of this Agreement.

20. **Resolution of Disputes.**

(a) **Binding Arbitration.** The Company and Contractor agree that the performance of this Agreement involves substantial contacts with interstate commerce. Any controversy or claim arising out of or related to the performance of this Agreement, any breach of this Agreement or any default under the Agreement, shall be settled by binding arbitration in accordance with the *Commercial Arbitration Rules* of the American Arbitration Association. A judgment based on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction over the parties and subject matter, including in the United States District Court for the Western District of Texas. The site of the arbitration shall be in San Antonio, Texas, or any reasonable alternative site selected by The Company. The arbitrator shall have the authority to enforce this Agreement and to award any appropriate relief to remedy

Initial: The Company ______

Contractor ______

any breach of this Agreement. The arbitrator shall not have the authority to impose any obligation on either party that is not expressly provided for in this Agreement.

(c) **Jury Trial Waiver.** The parties agree that each is a sophisticated business entity. After due consideration and after having had the opportunity to consult with legal counsel on the potential implications of waiving a trial by jury, the parties agree that, if for any reason the arbitration provision set forth above is found to be invalid or unenforceable for any reason, all issues in dispute in any litigation between the parties will be decided by a judge, not a jury. The parties hereby waive trial by jury on all claims. Any litigation brought by either party to this Agreement shall be brought only in the state of federal court located in State of Texas.

21. **Modification of Agreement.** This Agreement may not be modified or amended orally and no additional term be added orally. Any modification, amendment or addition to this Agreement, and waiver of any term of this Agreement, shall be valid only if in writing and signed by the party against whom the same is sought to be enforced.

22. **Entire Agreement.** This Agreement contains the full and entire integrated Agreement and understanding of the parties on the entire subject matter covered by this Agreement. All prior discussions, negotiations, commitments, proposals and representations related to the subject matter are merged in this Agreement. Except as stated in this Agreement, no representations, inducements, promises or other agreements have been made by either party to induce the other party to enter into this Agreement.

23. **Applicable Law.** This Agreement is made in San Antonio, Texas and shall be governed by State of Texas law.

VT San Antonio Aerospace, Inc.	**Job Aire Group, Inc.**
By: ________________________	By: ________________________
Name	Name
As its ______________________	As its ______________________
Job Title	Job Title
Date: ______________________	Date: ______________________

Initial: The Company ______

Contractor ______

EXHIBIT "A"

MONTHLY AMOUNTS COMPANY PAYS FOR CONTRACT WORKERS ENROLLED IN GROUP HEALTH COVERAGE

For each month in which a contract worker is enrolled in Group Health Coverage offered by Contractor, The Company shall pay Contractor an additional amount determined as follows:

Coverage Code	Coverage Level	Monthly Rate
A	Worker Only Coverage:	[redacted]
B	Worker and One Dependent Coverage:	[redacted]
C	Worker and Two Dependents Coverage:	[redacted]
D	Worker and Three Dependents Coverage:	[redacted]
E	Worker and Four or more Dependents Coverage:	[redacted]

Initial: The Company ______

Contractor ______